Exhibit 107

Filing Fee Table

F-1

(Form Type)

Waton Financial Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, no par value per share(2)	Rule 457(a)	5,750,000	$6.00	$34,500,000	0.00015310	$5,282
	Total Offering Amounts					$34,500,000		$5,282
	Total Fees Previously Paid							$6,124
	Total Fee Offset							$0
	Net Fee Due							$0

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes ordinary shares that may be purchased by the underwriters pursuant to their option to purchase additional ordinary shares to cover over-allotment, if any.

(2)
In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.